Exhibit 99.1

WOW! Announces Changes to its Technology Leadership Team to Support Company Growth

Denver, Colo. — September 16, 2019 — WOW! Internet, Cable & Phone (NYSE: WOW), a leading broadband and communications service provider, today announced two organizational changes within its technology team. Bill Case, senior vice president, has been promoted to chief information officer. He will report directly to Teresa Elder, CEO of WOW! and focus on transforming the company’s approach to technology, IT and the project management office (PMO).

Since joining WOW! in 2018, Case has been instrumental in developing and transforming many company processes that have positively impacted business and operational outcomes. He brings extensive experience as a technology leader, functional operator and strategist. In addition, he leads the Technology Transformation Team at WOW!, an internal team created earlier this year, to further support WOW!’s focus on technology as well as provide better support for complex IT projects required to move the company forward.

Case holds bachelor’s degrees in finance and marketing as well as a master’s degree in Information Systems from the University of Colorado. He also received his MBA from the Kellogg School of Management at Northwestern.

“Bill plays an integral role at WOW! and we are thrilled that he will take on the position of CIO,” said Teresa Elder, CEO of WOW!. “This new position is an opportunity to further transform our systems and the delivery of innovative products and services our customers want.”

Additionally, the company has announced the departure of chief technology officer, Matt Bell.  “Matt led the technology team through a time of significant change and innovation,” said Teresa Elder, CEO of WOW!. “We appreciate Matt’s passion for our customers and focus on excellence.”

A new CTO will be named who will have responsibility for network operations and engineering.

To learn more about WOW!, please visit www.wowway.com.

About WOW! Internet, Cable & Phone

WOW! is one of the nation’s leading broadband providers, with a service area that passes over three million residential, business and wholesale consumers. WOW! provides service in 19 markets, primarily in the Midwest and Southeast, including Illinois, Michigan, Indiana, Ohio, Maryland, Alabama, Tennessee, South Carolina, Florida and Georgia. With an expansive portfolio of advanced services including high-speed Internet services, cable TV, phone, business data, voice, and cloud services, the company is dedicated to providing outstanding service at affordable prices. Visit wowway.com for more information.